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                                                                    Exhibit 10.2

                            O.E.M. SUPPLY AGREEMENT

                                    BETWEEN

                      LEICA  MIKROSKOPIE UND SYSTEME GMBH

                                      AND

                          ACCUMED INTERNATIONAL, INC.

                                  MAY 26, 1997
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                            O.E.M. SUPPLY AGREEMENT

                 THIS O.E.M. SUPPLY AGREEMENT is made as of the 26th day of May 1997, by and between ACCUMED INTERNATIONAL, INC., a company organized and existing under the laws of Delaware and having its principal office at 900 N. Franklin Street, Suite 401, Chicago, Illinois 60610, U.S.A. ("VENDOR"), and LEICA MIKROSKOPIE und SYSTEME GmbH, a company organized and existing under the laws of Germany and having its principal office at Ernst-Leitz Strasse, D-35578, Wetzlar, Germany ("LEICA").

                                   ARTICLE 1
                                  DEFINITIONS

         1.1 "Accessories" shall mean the accessories to the Systems, a list and description of which is contained in Schedule 1.19 attached hereto (which Schedule may be amended from time to time and at any time upon mutual written agreement).

         1.2 "Affiliate" shall mean a corporation or other entity that controls, is controlled by, or is under common control with, the designated party. "Control" shall mean the ownership, directly or indirectly, through one or more intermediaries, of at least 49% of the shares of stock entitled to vote for the election of directors in the case of a corporation (or comparable officers or representatives of the particular entity), or at least 49% of the interest in profits in the case of a business entity other than a corporation. Notwithstanding the foregoing, if laws of the country of incorporation, registration, or organization of the designated entity limit one or both of the percentages set forth in the foregoing sentence to a percentage less than 49%, such lower maximum permitted percentage shall be substituted for the applicable 49% in the foregoing sentence.

         1.3 "Agreement" shall mean this O.E.M. Supply Agreement, including the Schedules and Exhibits hereto, as it may be amended or supplemented from time to time in accordance with its terms.

         1.4     "Agreement Term" shall have the meaning set forth in
Section 7.1.

         1.5 "Annual Sales Target" shall mean a specified number of Systems targeted to be sold in the Territory by LEICA and VENDOR collectively, during a specified 12-month period during the Agreement Term: (i) there shall be no Annual Sales Target initial for the initial 12-month period of the Agreement Term, and (ii) with respect to each subsequent 12-month period of the Agreement Term, the Annual Sales Target shall be such number of Systems to be mutually agreed upon by the parties at least 90 days prior to the beginning of the immediately following 12-month period.





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         1.6     "Authorized Trademarks" shall have the meaning set forth in
Section 3.2.1.

         1.7     "Breaching Party" shall have the meaning set forth in
Section 7.2.1.

         1.8 "Business Day" shall mean any day that is not a Saturday, Sunday, or bank holiday in the State of Illinois.

         1.9 "Confidential Information" shall have the meaning set forth in Section 9.1.

         1.10    "Consequential Damages" shall have the meaning set forth in
Section 10.13.

         1.11 "Consumables" shall mean the consumables of the Systems, a list and description of which are contained in Schedule 1.19 attached hereto (which Schedule may be amended from time to time and at any time upon mutual written agreement).

         1.12    "Effective Date" shall mean the date first above written.

         1.13    "Effective Date PO" shall have the meaning set forth in
Section 2.3.2.

         1.14    "Intellectual Property" shall have the meaning set forth in
Section 5.1.5.

         1.15    "Maintenance Fee" shall have the meaning set forth in
Section 3.11.

         1.16 "Products" shall mean, collectively, the Systems, the Accessories, and the Consumables; the user and calibration instruction manuals, user and field service guides and the like; and any Product Changes.

         1.17 "Product Changes" shall mean any material changes, improvements, alterations, modifications, upgrades, new generations, and substitutions to or of the Products or the Products' labeling relating to the form, fit, function, or appearance of the Products. Product Changes shall be deemed to (a) include Product software fixes, updates, and upgrades which, when incorporated, result in variations from the original operational specifications and designs; and (b) exclude Product software fixes, updates, and minor upgrades (as set forth in Section 3.9) that merely affect the speed or efficiency of the Products or constitute minor error or "bug" fixes.

         1.18    "Product Enhancements" shall have the meaning set forth in
Section 3.4.

         1.19    "Quarterly Minimums" shall have the meaning set forth in
Section 4.1.1.

         1.20 "Systems" shall mean the AcCell(TM) systems, a list and description of which is contained in Schedule 1.19 attached hereto (which Schedule may be amended from time to time and at any time upon mutual written agreement).





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         1.21    "TAB" shall have the meaning set forth in Section 3.13.

         1.22    "Terminating Party" shall have the meaning set forth in
Section 7.2.1.

         1.23 "Territory" shall mean world-wide except the United States of America, Canada, Mexico, the Caribbean, the Commonwealth of Puerto Rico, the countries in Central America and the countries in South America.

         1.24    "Test Period" shall have the meaning set forth in Section 2.4.

         1.25 The term "sale" or "resale" (in any tense or form), in reference to software that is a Product shall not be construed to transfer or convey ownership of such software but merely a license to use such software.

                                   ARTICLE 2
                               PURCHASE AND SALE

         2.1 Exclusivity. During the Agreement Term, VENDOR shall sell the Products exclusively to LEICA, and LEICA may purchase the Products from VENDOR in accordance with and subject to the terms and conditions of this Agreement by submitting to VENDOR a purchase order therefor, for LEICA's use, marketing, sales, rental, leasing, or other disposal or distribution in the Territory, provided that VENDOR reserves the right to (a) use, market, sell, rent, lease, or otherwise dispose of or distribute the Products on its own directly to customers within the Territory, and/or (b) cooperate with LEICA to do the same. The parties shall cooperate with and notify each other (in accordance with the reporting procedures set forth in Sections 4.3.4 and 4.5) regarding their respective direct sales activities in the Territory. LEICA shall not directly (by itself or with any third party) use, market, sell, rent, lease, or otherwise dispose of or distribute products in the Territory that are competitive in functionality with the Products.

         2.2 License. VENDOR hereby grants to LEICA and its Affiliates a nonexclusive license to access and use VENDOR's Intellectual Property as necessary to enable LEICA to use, market, sell, rent, lease, and/or otherwise dispose of or distribute (or have others do any of the foregoing on LEICA's behalf in accordance with the terms of this Agreement) the Products within the Territory; provided that VENDOR shall not grant to any other distributor or dealer any similar license to access and use VENDOR's Intellectual Property in the Territory. LEICA shall determine (in its sole discretion) all terms and conditions of sale to its end-users, distributors, and dealers, including but not limited to prices. LEICA and its Affiliates shall not sell the Products outside of the Territory or authorize any of their respective distributors or dealers to sell the Products outside of the Territory. Notwithstanding anything to the contrary contained in this Agreement, if any of LEICA's distributors or dealers sells the Products outside of the Territory and refuses to cease such activity, LEICA shall (a) if legally permitted, terminate any and all agreements as necessary to terminate such distributor's or




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dealer's right to sell the Products, and (b) defend, indemnify, and hold harmless VENDOR from and against any claims against VENDOR arising in connection with any distributor's or dealer's activities outside the Territory.

         2.3     Product Delivery.

                 2.3.1 The parties acknowledge that a completed purchase order substantially in the form of Exhibit E was submitted by LEICA to VENDOR and accepted by VENDOR for Systems shipped to LEICA prior to the Effective Date. LEICA shall pay to VENDOR the amounts due under invoices for such Products upon execution hereof. Systems purchased by LEICA pursuant to such completed purchase order shall be credited toward the Annual Sales Target for the initial 12-month period.

                 2.3.2 On the Effective Date, LEICA shall submit to VENDOR a complete purchase order substantially in the form of Exhibit E for 50 Systems to be shipped to LEICA on or before June 30, 1997 (the "Effective Date PO"). LEICA shall pay to VENDOR the amounts due under the Effective Date PO in accordance with Section 2.5.2. If an agreement from Cerba Laboratories and LEICA for the purchase of 20 Systems and one TracCell is not executed and received by LEICA and VENDOR within 90 days from June 30, 1997, LEICA shall have the right to require VENDOR to repurchase (at the price paid by LEICA) 20 Systems ordered under the Effective Date PO. LEICA shall use its best efforts to execute and deliver the agreement with Cerba Laboratories within such 90-day period. Laboratories.

                 2.3.3  Except for the initial purchase order described in
Section 2.3.1, at least 60 days prior to issuing a purchase order, LEICA shall provide written notice to VENDOR of LEICA's intent to issue a purchase order and shall specify the models and quantities to be set forth in such purchase order. Within ten Business Days after VENDOR's receipt of any purchase order, VENDOR shall provide written notice to LEICA of VENDOR's acceptance or rejection of such purchase order. If VENDOR fails to provide such notification, the purchase order shall be deemed accepted. Within 45 days after VENDOR's receipt of an accepted purchase order, VENDOR shall deliver the Products specified in such purchase order. VENDOR shall ship any Products to LEICA's facility in Wetzlar, Germany. Title and risk of loss for any Products shipped to LEICA shall pass to LEICA upon VENDOR's dispatch of such Products for shipment. Notwithstanding the foregoing, VENDOR shall deliver to a facility in the Territory (or another mutually agreeable location) complete Systems (excluding the microscope) in the form of an auto-focus kit and an AcCell unit, where applicable. At such facility, VENDOR shall incorporate each auto-focus kit into a LEICA microscope and mount such microscope onto an AcCell unit. LEICA may cancel a purchase order upon written notice to VENDOR if delivery of the applicable Products is more than 30 days past due.

                 2.3.4  Resolution of Technical Problems.  Set forth on
Schedule 2.3.4 is a description of technical problems with the Products identified by LEICA prior to the Effective





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Date and the actions that were taken to correct such problems.  The parties agree that each such problem has been successfully resolved prior to the Effective Date.

         2.4 Inspection and Testing. Within 30 days after the Effective Date, VENDOR and LEICA shall agree upon Product inspection and testing procedures to be performed by LEICA, and such inspection and testing procedures shall become a part of this Agreement as Exhibit A. For 30 days following receipt by LEICA of any Products from VENDOR (the "Test Period"), LEICA shall have the right, solely at LEICA's expense, to count, inspect, and test such Products in accordance with such agreed-upon inspection and testing procedures. If any Product fails such inspection and testing, and such failure is not, in whole or in part, the direct or indirect result of LEICA's negligence or misuse (including, without limitation, LEICA's failure to properly store the Product while in LEICA's possession), then LEICA shall immediately notify VENDOR of such failure, and VENDOR shall, at VENDOR's option after confirming such failure, either (a) promptly repair or replace any such Product without additional charge, or (b) refund the purchase price of such Product. In such event, VENDOR shall accept the return of such Product and pay the shipping costs for (i) the return to VENDOR of such Product, and (ii) the delivery to LEICA of the repaired or replacement Product, if any. If LEICA fails to notify VENDOR during the Test Period for any Product of a failure of such inspection and testing, such Product shall be deemed accepted by LEICA. Inspection, testing, acceptance, or use of the Products, or failure to do the same, on any occasion shall not affect VENDOR's obligation under any warranty contained herein or any other rights or remedies available to LEICA whether at law or in equity, and such warranties, rights, and remedies shall survive such inspection, testing, acceptance, and use.

         2.5     Pricing and Payment.

                 2.5.1 Pricing. LEICA shall pay to VENDOR $8,500 and $9,100 (subject to adjustment as provided in this Section 2.5.1 for each AcCell 2000 and AcCell 2001, respectively, purchased by LEICA during the initial 12-month period of the Agreement Term. At the end of such initial 12-month period, an additional purchase price shall be calculated as follows: (i) if LEICA has purchased 200 or more Systems, no additional purchase price shall be paid, (ii) if LEICA has purchased between 151 and 199 Systems, $250 per System additional purchase price shall be paid, (iii) if LEICA has purchased between 101 and 150 Systems, $350 per System additional purchase price shall be paid, (iv) if LEICA has purchased between 51 and 100 Systems, $400 per System additional purchase price shall be paid, (v) if LEICA has purchased 50 or fewer Systems, $500 per System additional purchase price shall be paid. LEICA shall pay to VENDOR the applicable additional purchase price for each System purchased by LEICA during such initial 12-month period within 30 days following the last day of such period. No less frequently than once per 12-month period of the Agreement Term beginning during the second 12-month period of the Agreement Term, the parties shall jointly review such purchase prices and mutually agree upon any changes in such purchase prices not later than 90 days prior to the beginning of the immediately following 12-month period. Such price changes shall become effective the first day of the immediately following 12-month





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period.  If the parties are unable to reach agreement with respect to pricing changes, either party may terminate this Agreement in accordance Section 7.2.4. During the second and subsequent 12-month periods of the Agreement Term, LEICA shall pay the lower of the purchase prices for Systems and if at the end of the respective period, the applicable Annual Sales Target shall not have been met, LEICA shall pay to VENDOR the price difference for each System purchased during such 12-month period within 30 days following the last day of such period.

                 2.5.2 Payment. VENDOR shall bill LEICA for all Products shipped to LEICA and for any additional amounts due hereunder. VENDOR shall not submit invoices for Products to LEICA until such Products have been shipped. LEICA's payment shall be due on or before 30 days after the date of VENDOR's invoice for such Products and additional amounts. If LEICA's payment is made on or before 30 days after the date of VENDOR's invoice, LEICA shall be entitled to a 2% discount therefor. LEICA shall pay such invoice via bank wire funds transfer in United States Dollars (US$) for immediate deposit to AccuMed International, Inc., Account No. 301-59838, Northern Trust Chicago (ABA No. 07100152), or such other account of VENDOR as specified by VENDOR in a written notice to LEICA. LEICA shall pay interest on late payments at a rate of 1-1/2% per month.

         2.6 Right of First Negotiation and Refusal. LEICA shall have a right of first negotiation and refusal to be the exclusive OEM purchaser in the Territory for all new cytopathology products developed by VENDOR during the Agreement Term. Upon notice from VENDOR to LEICA of VENDOR's development of any such products, the parties shall commence negotiating in good faith regarding the terms and conditions upon which LEICA shall become the exclusive OEM purchaser in the Territory for such products. If the parties cannot agree upon the terms and conditions for such a relationship within 45 days after VENDOR's notice, VENDOR shall have the right to seek a third-party distributor for such Products in the Territory subject to no less favorable terms and conditions than those offered to LEICA.

         2.7 Separate Agreement for TracCell(TM). Within three weeks after VENDOR receives from the United States Food and Drug Administration clearance for marketing of the TracCell system, the parties shall enter into an agreement for the distribution of TracCell systems in the Territory upon similar terms and conditions to those provided herein for AcCell, except that the prices and quotas will be specific to the TracCell system.


                                   ARTICLE 3
                             OBLIGATIONS OF VENDOR

         3.1 Approvals and Clearances. VENDOR shall ensure that no Product is sold to LEICA or its end-users before all required governmental or private approvals and clearances have been obtained, including without limitation all EC (CE) and CB documents (through





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Underwriters Laboratories - UL).  LEICA shall provide reasonable support and cooperation in connection therewith. LEICA shall cooperate with and assist VENDOR in determining which approvals and clearances are otherwise required in the Territory and shall assist in obtaining same.

         3.2     Packaging and Labeling.

                 3.2.1 Within 45 days after the Effective Date, the parties shall agree upon the packaging and labeling for the Products. Except for Products shipped during the first 90-day period of the Agreement Term, all Products shipped to LEICA shall include such agreed-upon packaging and labeling. In connection therewith, VENDOR shall permanently affix LEICA's serial number, trade name, trademark, colors, and logo (the "Authorized Trademarks") on all Product packaging, printed materials, labels, and tags. Notwithstanding the foregoing, if LEICA requests nonstandard packaging or labeling, VENDOR shall accommodate such request (in VENDOR's reasonable discretion), provided that VENDOR may charge LEICA additional fees in connection with any such nonstandard packaging or labeling.

                 3.2.2 Upon termination or expiration of this Agreement, VENDOR shall (a) not sell any Product that is labeled with the Authorized Trademarks or otherwise packaged in materials containing the Authorized Trademarks and (b) immediately cease any use of the Authorized Trademarks. Except as expressly set forth herein, VENDOR shall not have any right to use nor shall VENDOR acquire any right, title, or license, or other interest in the Authorized Trademarks. Any use by VENDOR of the Authorized Trademarks shall inure to the benefit of LEICA.

         3.3 Product Changes. VENDOR shall give LEICA 90 days' prior written notice of any proposed Product Changes, which LEICA may accept or reject, but acceptance may not be unreasonably withheld. Examples of issues that would be a reasonable basis for nonacceptance or rejection shall include, without limitation, Product marketability, performance, function, and pricing. If LEICA chooses to reject a Product Change and VENDOR nevertheless proceeds to implement such Product Change, LEICA may, in addition to all other rights and remedies at law or in equity or otherwise, with respect to the Product (as changed, modified, or added) pursuant to Section 7.2.3, terminate this Agreement with respect to such Product and all pending purchase orders therefor. If LEICA accepts a Product Change, VENDOR shall, prior to implementation, promptly (i) obtain all approvals and clearances required to manufacture the Product and sell the Product (as changed, modified, or added) in the Territory and (ii) document and validate such accepted Product Changes to the reasonable satisfaction of LEICA. No Product Change shall be effective unless and until it is accepted by LEICA pursuant to this Section 3.3. Upon request by LEICA, VENDOR shall, if possible, incorporate such accepted Product Change in any Systems in LEICA's inventory, and LEICA shall pay to VENDOR a reasonable fee for same including a handling and processing fee.





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         3.4     Product Enhancements.  VENDOR shall evaluate and use
commercially reasonable efforts to incorporate LEICA's recommended design changes and/or enhancements to the Products ("Product Enhancements"); provided that if LEICA develops, by itself or in cooperation with VENDOR, any new products, subassembly or other separately patentable invention related to the Products, such product, subassembly or invention shall be subject to a separate agreement to be negotiated between the parties. Any increase or reduction in VENDOR's manufacturing costs (direct labor and/or materials) resulting from Product Enhancements shall be reflected in proportional adjustments to the affected Products' prices using substantially similar profit margin percentages to those in effect prior to such adjustment. Any engineering/design costs and delivery dates for Product Enhancements shall be quoted to LEICA for its approval and payment. LEICA shall pay such engineering/design costs plus fully-burdened overhead. Any and all Intellectual Property relating to Product Enhancements shall be owned by VENDOR.

         3.5     Sales Support.

                 3.5.1 During the first two years of the Agreement Term, VENDOR shall engage in cooperative sales efforts with LEICA in the Territory. Specifically, VENDOR shall provide two people in Europe and one person in Japan primarily dedicated to the provision to LEICA of sales support and to assist LEICA in its sales efforts provided that commencing after the end of the second year of the Agreement Term and continuing through the Agreement Term, VENDOR shall continue to provide such personnel in the Territory, but such personnel may engage to a greater extent in efforts for direct sales of the Products on VENDOR's behalf.

                 3.5.2 Within ten Business Days following the end of each month during the Agreement Term, VENDOR shall submit to LEICA a written report summarizing; (i) VENDOR's direct sales activity in the Territory with respect to the Products, and (ii) deliveries by VENDOR of Products in the Territory during the immediately preceding month.

         3.6 Audits. LEICA shall have the right to perform a complete audit of the development, manufacture, and packaging of the Products (including but not limited to the pertinent facilities and Quality Assurance System(s)) during normal business hours and upon seven days' prior notice to VENDOR. The parties will cooperate with each other to arrange such visits at mutually convenient times.

         3.7 Complaints. If LEICA receives a complaint asserting that a Product does not comply with the specifications for such Product set forth on
Schedule 5.1.7 (a) LEICA shall undertake commercially reasonable efforts to determine the validity of such complaint; (b) if LEICA validates such complaint and cannot solve it through commercially reasonable efforts, LEICA shall forward the complaint information to VENDOR; (c) with respect to each validated complaint received by VENDOR, VENDOR shall promptly take such action as it determines in its reasonable judgment and as required by applicable governmental regulations and guidelines, if any. VENDOR shall use commercially reasonable efforts, at its own




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expense, to determine the cause of any valid claims of noncompliance with the specifications, and LEICA shall have the right to participate as appropriate in any investigation to resolve such noncompliance. VENDOR reserves the right to remedy any claimed defect in the Products or to substitute other products therefor. If not replaced by VENDOR, VENDOR's sole and exclusive liability shall be limited to the price paid by LEICA to VENDOR for the defective Product. VENDOR shall in no way be liable for LEICA's lost profits or goodwill or any other special, incidental, or consequential damages.

         3.8     Technical Assistance and Support.

                 3.8.1 Documentation. Without additional charge, beginning on the Effective Date and for the duration of the Agreement Term and for a period of three years thereafter (except as otherwise specified), VENDOR shall furnish to LEICA all technical information, manuals, schematics, parts lists, flow diagrams, and other documentation and data (in both printed and electronic media formats in the English language) that are (a) necessary to inventory, market, sell, and provide field service for the Products within the Territory and (b) furnished by VENDOR without additional charge to other distributors and dealers of the Products. Notwithstanding the foregoing, within 45 days after the Effective Date, VENDOR shall provide to LEICA a spare parts list (and pricing therefor) and any required service manuals. VENDOR hereby grants to LEICA a fully-paid license for the Agreement Term to translate, copy, or otherwise reproduce all or portions of VENDOR's brochures, or to incorporate portions of VENDOR's copyrighted material in Product brochures or advertising material composed by LEICA, provided that LEICA shall submit such materials composed by LEICA which incorporate such VENDOR material to VENDOR for prior approval in each instance, which approval shall not be unreasonably withheld or delayed. In addition to the foregoing, VENDOR shall furnish to LEICA master copies (in both printed and electronic media formats in the English language) of field service manuals and troubleshooting guides with respect to the Products which LEICA may print and use, and furnish to VENDOR for VENDOR's use in accordance with this Agreement. Alternatively, at LEICA's option, VENDOR may print such Product manuals and guides and sell them to LEICA, at VENDOR's cost, for LEICA's use.

                 3.8.2 Telephone Support. Without additional charge, beginning on or before July 1, 1997, and continuing through the Agreement Term, VENDOR shall furnish telephone support to LEICA via a toll-free telephone number on Business Days between 8 a.m. and 6 p.m. (local time in the United Kingdom). Such telephone support shall respond to all requests for information or other technical support regarding Product use, maintenance, repair, storage, handling, and shipping.

         3.9 Special Investigations; Inquiries. If any government or other regulatory authority or private standards board in the Territory requires any investigations to be performed on or with respect to the Products, the parties shall cooperate with and assist each other in performing such investigations. VENDOR shall notify LEICA of any formal or




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informal inquiries relating to the Products by the Federal Communications
Commission of the United States or any other regulatory agency, or any state, provincial, regional, district, and/or Federal government.

         3.10    Replacements and Repair Parts; Accessories and Consumables.

                 3.10.1 During the Agreement Term and for a period of three years thereafter, VENDOR shall offer for sale to LEICA all Accessories and Consumables and all replacement and repair parts for the Systems in accordance with the pricing set forth in Exhibit C, subject to the terms of Section 2.5.1.

                 3.10.2 VENDOR shall perform all repair and warranty services within two weeks after receipt by VENDOR of the applicable Product (excluding any transit time). Any nonwarranty services shall be billed to LEICA at a fee of US$85 per hour. If any Product has been out of production for more than two years, at VENDOR's option, VENDOR may either repair the Product or provide to LEICA discounted pricing for upgrading to a current model.

         3.11 Software Updates and Minor Upgrades. During the Agreement Term and thereafter (for System units then subject to the warranty obligations of VENDOR set forth in Section 5.2), VENDOR shall provide LEICA with Product software fixes, updates, and minor upgrades at no additional charge to LEICA. During the Agreement Term and for a period of five years thereafter, upon the expiration of the applicable warranty period for each System unit, LEICA shall pay to VENDOR a mutually agreed-upon annual software maintenance fee (the "Maintenance Fee") for each System unit for which the end-user elects to purchase software maintenance. The Maintenance Fee shall entitle the end-user to receive Product software fixes, updates, and minor upgrades. All updates and upgrades shall be validated to LEICA's reasonable satisfaction.

         3.12    Training and Consulting.

                 3.12.1 During the first six months of the Agreement Term, VENDOR shall, upon reasonable prior request, provide LEICA and LEICA's distributors and dealers with training in the areas of sales, technical support, customer support, and implementation with respect to the Products.

                 3.12.2 In addition, twice per year for the remainder of the Agreement Term, VENDOR shall provide training to LEICA and LEICA's distributors and dealers in connection with Product Changes, Product software updates and upgrades, and new techniques related to the Products.

                 3.12.3 During the first six months of the Agreement Term, VENDOR shall, upon reasonable prior request, provide LEICA with implementation assistance in connection with the Products, and LEICA may participate in and/or observe VENDOR's activities. Such




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assistance shall be provided by VENDOR at no additional charge during the first 120 days after the Effective Date. For the remainder of the six-month period, LEICA shall pay VENDOR's out-of-pocket expenses if such services are required at any location that is not an end-user site.

                 3.12.4 LEICA shall have the right to request additional consulting services from VENDOR in accordance with prices and terms to be agreed upon at the time of the request.

         3.13 Technical Advisory Board. VENDOR shall establish a technical advisory board (the "TAB") to assess the technology being developed, acquired, or licensed by VENDOR and the applications thereof to the markets in the Territory. LEICA shall designate either one or two representatives to be members of the TAB. The TAB shall meet at least once per year during the Agreement Term.

                                   ARTICLE 4
                              OBLIGATIONS OF LEICA

         4.1     Forecasts.

                 4.1.1 It is LEICA's intention to purchase 200 Systems during the initial 12-month period of the Agreement Term. Prior to the establishment of Quarterly Minimums, LEICA shall submit to VENDOR within 30 days prior to the first day of a quarter, a forecast of the quantity of Products LEICA shall purchase from VENDOR during such quarter. LEICA shall purchase at least the quantity of Products specified in such forecasts.

         4.2     Quarterly Minimums

                 4.2.1 During the 90 days prior to the first day of the immediately following 12-month period of the Agreement Term, the parties shall agree upon a minimum quantity ("Quarterly Minimums") of Products to be purchased by LEICA from VENDOR during each full and partial calendar quarter of the subsequent 12-month period of the Agreement Term. If the parties are unable to agree to Quarterly Minimums within the 90-day period prior to the first day of the immediately following 12-month period, either party may terminate this Agreement in accordance with Section 7.2.4.

                 4.2.2 Upon the establishment of Quarterly Minimums, any rights granted exclusively hereunder to LEICA for a given 12-month period shall become nonexclusive during the 12-month period immediately following such 12-month if LEICA fails to purchase Products in quantities equal to or exceeding the applicable aggregate of the Quarterly Minimums in such year.

                 4.2.3            4.2.4    Upon the establishment of Quarterly
Minimums, direct sales of System units by VENDOR in the Territory shall be included in the calculation of the Quarterly Minimums.

                 4.3      Sales and Assistance By VENDOR.

                 4.3.1 On or prior to the 30th day following the Effective Date, VENDOR and LEICA shall mutually agree to a list of potential target customers in the Territory. Such list shall be attached to this Agreement as
Schedule 4.3.1 and shall become a part hereof.

                 4.3.2 During the 120-day period beginning on the Effective Date, VENDOR shall provide LEICA with training and support in connection with potential sales of Products, at no cost to LEICA. During such period, VENDOR shall provide sales support and assistance in a joint sales effort to any customer specified by LEICA upon LEICA's request. No fees shall be paid by LEICA to VENDOR or by VENDOR to LEICA with respect to any Products sold during such period as a result of joint sales activity.

                 4.3.3 During the 120-day period beginning on the Effective Date, VENDOR shall be entitled to pursue a customer contact independently if VENDOR has previously identified such potential customer to LEICA in writing and LEICA shall not have notified VENDOR of LEICA's desire to pursue such customer jointly with VENDOR or independently. With respect to any Systems sold as a result of independent efforts of AccuMed, the first System sold shall be shipped directly by VENDOR from its inventory and the second System sold shall be shipped from LEICA's inventory, and so on so that 50% of such sales shall be from VENDOR's inventory and 50% from LEICA's inventory. Neither party shall be required to pay the other party a fee in connection with any such sales.

                 4.3.4 On and after the 121st day of the Agreement Term, if VENDOR receives an unsolicited request from a potential customer to demonstrate a Product, VENDOR shall identify such potential customer to LEICA in writing. LEICA shall notify VENDOR in writing with four Business Days following the date on which such notice was made whether LEICA elects to pursue such customer independently or to allow VENDOR to pursue such customer independently. If LEICA elects to pursue such customer, LEICA shall make contact with such customer within 15 days following the date on which VENDOR's initial notice was given and shall deliver to VENDOR (within such 15-day period) a completed Laboratory Qualification Survey in the form attached hereto as Schedule 4.3.4. If LEICA reasonably requires more time to make an initial contact, LEICA may request an extension from VENDOR and VENDOR shall not unreasonably withhold its consent. With respect to any sales made directly by VENDOR as a result of its independent action during such period, VENDOR shall pay LEICA $4,500 with respect to each AcCell 20001 and $3,000 with respect to each AcCell 2001.

                 4.3.5 LEICA and VENDOR shall use the same list prices for the Systems in the Territory, but shall each have the right, in its sole discretion, to provide other discounts, incentives, and services in connection with its sales.

         4.4     Scope of Responsibility.

                 4.4.1 During the Agreement Term, LEICA shall, at its own cost and expense, use a high level of commercially reasonable efforts to sell, install, train on the use of, and provide field service for the Products within the Territory. Except as otherwise provided herein, LEICA shall be the sole contact with LEICA's end-users of the Products in the Territory. In connection therewith, LEICA shall be responsible for all marketing and advertising materials and activities including, without limitation, provision of brochures and appropriate advertising; participation as an exhibitor at conferences and trade shows; and qualification of potential customers and surveys of same regarding product needs and satisfaction and related market research. Without limiting the foregoing, LEICA shall be solely responsible for translation of all documentation provided by VENDOR hereunder and shall promptly undertake to perform such translation. LEICA shall be solely responsible for the expense and accuracy of all such translations hereunder. LEICA shall reproduce any applicable proprietary rights notices in all such materials. LEICA shall also be solely responsible for providing foreign language translations in hardcopy format of the software related to the Products; provided that VENDOR shall use such hardcopy translations to reprogram the software into its translated form.

                 4.4.2 The parties shall mutually develop and agree upon the list prices and the sales and marketing plans on a country-by-country basis. Within 90 days after the Effective Date, LEICA, at a minimum, shall commence sales and marketing of the Products in the following countries in the Territory; Germany, France, Italy, the United Kingdom, and Japan. LEICA shall emphasize its sales and marketing efforts particularly in Europe and Japan.

         4.5 Monthly Laboratory Qualification Surveys and Reports. Within ten Business Days following the end of each month during the Agreement Term, LEICA shall submit to VENDOR (i) completed Laboratory Qualification Survey Reports in the form attached hereto as Schedule 4.3.4 with respect to each potential customer contacted by LEICA (other than potential customers with respect to whom LEICA has previously submitted a Survey pursuant to Section 4.3.4) during the immediately preceding month, and (ii) a written report of the number of Systems delivered to end-users by LEICA during the immediately preceding month.

         4.6     LEICA Products.

                 4.6.1 During the Agreement Term, LEICA shall provide to VENDOR (at no additional charge to VENDOR) a reasonable amount of technical support with respect to LEICA's existing microscope products used in the Products.

                 4.6.2 LEICA shall, within 45 days after the date of this Agreement and from time to time thereafter, provide to VENDOR a list of all of LEICA's microscope products by model and engineering specifications and dimensions. With respect to the use of such models in the Systems, VENDOR shall have the right to reject any such model for technical reasons.

         4.7 AcCell(TM); Copyright and Trademark Notices. Promptly upon receipt by LEICA of relevant information, LEICA shall notify VENDOR of such information related to (a) any possible infringement of VENDOR's Intellectual Property, or (b) VENDOR's alleged infringement of a third party's Intellectual Property. In addition, LEICA shall incorporate into relevant Product documentation and materials, the appropriate and reasonable copyright and trademark notices provided to LEICA by VENDOR.

                                   ARTICLE 5
               REPRESENTATIONS, COVENANTS, & WARRANTIES OF VENDOR

         5.1 General. VENDOR hereby represents, covenants, and warrants to LEICA, its successors, and permitted assigns that:

                 5.1.1 Due Organization. VENDOR is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the full power and authority to perform its obligations under this Agreement.

                 5.1.2 Authorization to Execute. The person executing this Agreement on behalf of VENDOR has been duly authorized to do so by all requisite corporate and other action of VENDOR, and this Agreement has been duly executed by such person and delivered to LEICA.

                 5.1.3 Validity of Agreement. This Agreement is the legal, valid, and binding obligation of VENDOR and is enforceable against VENDOR in accordance with its terms.

                 5.1.4 No Conflict. To VENDOR's knowledge: (a) VENDOR's execution, delivery and performance of this Agreement does not and will not conflict with or result in a breach of any agreement or instrument to which VENDOR is a party as in effect on the Effective Date; and (b) no litigation, arbitration, or administrative proceeding is pending or threatened seeking to prohibit the execution and delivery of this Agreement.

                 5.1.5 Warranty of Noninfringement. To VENDOR's knowledge, the Products do not incorporate or infringe upon any copyright, patent, trademark, service mark, trade name, trade secret, idea, process, know-how, development, invention, technology, or other form of intellectual property (collectively "Intellectual Property") not owned by or licensed to VENDOR. If VENDOR becomes aware of any alleged or actual infringement by VENDOR of any Intellectual Property relating to the Products or their manufacture, VENDOR will promptly notify LEICA thereof.

                 5.1.6 Right to Sell for Resale; Obligation to Deliver. VENDOR has the right to sell the Products to LEICA for resale by LEICA in the Territory. VENDOR has and will have the ability to timely deliver all of the Products ordered by LEICA to meet the Quarterly Minimums and shall use commercially reasonable efforts to timely deliver all of the Products ordered by LEICA in excess of same.

                 5.1.7 Product Quality. The Products to be sold and delivered to LEICA and end-users hereunder shall (i) be merchantable and fit for their particular purpose, (ii) be new and free from defects in design, materials and workmanship, and (iii) meet the specifications attached hereto as
Schedule 5.1.7, subject to Product Changes.

         5.2     Product Warranty.

                 5.2.1 For a period of 12 months following the date that an end-user receives a Product from LEICA, if such Product does not substantially conform to the specifications set forth in Schedule 5.1.7, then, within two weeks after receipt by VENDOR of the applicable Product (excluding any transit time), VENDOR shall, at VENDOR's option and at no additional charge to LEICA, either (a) replace or repair such Product unit, or (b) fully refund to LEICA the purchase price paid to VENDOR by LEICA for such Product. Written notice of such nonconformance must be received by VENDOR within 12 months from the date the Product unit is received by LEICA's end-user.

                 5.2.2 Notwithstanding the foregoing, in the event of failure by VENDOR to meet its obligations set forth in Section 5.2.1, LEICA may, at its sole and absolute discretion, make such corrections or replace such Product units and charge VENDOR for the cost incurred by LEICA in doing so and VENDOR shall reimburse LEICA for any such costs.

                 5.2.3 Shipping costs incurred by LEICA and risk of loss upon return of Product units to VENDOR for in-warranty repair, replacement, or refund shall be borne by VENDOR. Shipping costs incurred by VENDOR and risk of loss upon delivery of the in-warranty repaired or replacement Product unit to LEICA or LEICA's designees shall be borne by VENDOR.

                 5.2.4 During the Agreement Term and for a period of three years thereafter, VENDOR shall provide all post-warranty repair service for the Products at the hourly rates set forth in Schedule 5.2.3.

         5.3 Compliance. VENDOR shall use commercially reasonable efforts to ensure that, in manufacturing and selling the Products, it shall (i) comply with all applicable laws and regulations, (ii) not knowingly engage in any deceptive or misleading practices, and (iii) obtain and maintain all required governmental and private approvals and clearances (including without limitation compliance with CE marking regulations).

                                   ARTICLE 6
              REPRESENTATIONS, COVENANTS, AND WARRANTIES OF LEICA

         6.1 General. LEICA hereby represents, covenants, and warrants to VENDOR, its successors and permitted assigns that:

                 6.1.1 Due Organization. LEICA is a corporation duly organized and validly existing under the laws of Germany and has the full power and authority to perform its obligations under this Agreement.

                 6.1.2 Authorization to Execute. The person executing this Agreement on behalf of LEICA has been duly authorized to do so by all requisite corporate and other action of LEICA, and this Agreement has been duly executed by such person and delivered to VENDOR.

                 6.1.3 Validity of Agreement. This Agreement is the legal, valid, and binding obligation of LEICA and is enforceable against LEICA in accordance with its terms.

                 6.1.4 No Conflict. To LEICA's knowledge, LEICA's execution, delivery, and performance of this Agreement does not and will not conflict with or result in a breach of any agreement or instrument to which LEICA is a party as in effect on the Effective Date.

         6.2 Compliance. In connection with its activities hereunder, LEICA shall use commercially reasonable efforts to ensure that LEICA complies with all applicable laws and regulations that are customarily the responsibility of the importer, distributor, or dealer in the countries in the Territory.

                                   ARTICLE 7
                              TERM AND TERMINATION

         7.1 Term. Unless earlier terminated pursuant to Section 7.2, this Agreement shall remain in full force and effect for five years commencing on the Effective Date and shall automatically renew for additional one-year periods thereafter (collectively, the "Agreement Term") unless either party provides at least 60 days' prior written notice to the other party prior to the expiration of the then current term. Notwithstanding the foregoing, the Agreement Term may be suspended pursuant to the provisions of Section 10.1 of this Agreement.

         7.2 Events of Termination. This Agreement may be terminated, without limiting any party's rights to any other remedies:

                 7.2.1 Immediately upon written notice by either party (the "Terminating Party") to the other party (the "Breaching Party") if:

                          7.2.1.1 the Breaching Party has not performed or has
otherwise breached a material obligation hereunder and such nonperformance or breach is incapable of cure;

                          7.2.1.2 any proceeding in bankruptcy, reorganization,
or arrangement for the appointment of a receiver or a trustee to take possession of the Breaching Party's assets or any similar proceeding under the law for relief of creditors shall be instituted by or against the Breaching Party including an assignment for the benefit of its creditors.

The Breaching Party immediately shall notify the Terminating Party in writing of the occurrence of any event of the type described in Section 7.2.1.2.

                 7.2.2 By the Terminating Party upon the expiration of 60 days (or such additional period as the Terminating Party may authorize) after the Breaching Party's receipt of written notice of its breach or nonperformance of a material obligation hereunder provided that such breach or nonperformance is capable of cure and has not been cured during such 60-day period.

                 7.2.3 By LEICA with respect to the specific Product (as changed, modified, or added) upon 60 days' prior written notice to VENDOR of the rejection of a Product Change which VENDOR nevertheless proceeds to implement.

                 7.2.4 By either party as of the last day of the current 12-month period if the parties are unable to agree to (i) Quarterly Minimums pursuant to Section 4.1.1, (ii) pricing changes pursuant to Section 2.5.1, or
(iii) the Annual Sales target pursuant to Section 1.5, within the 90-day period prior to the beginning of the following 12-month period.

         7.3 Purchase Orders. Provided that LEICA is not the Breaching Party, any purchase order accepted by VENDOR but not shipped by VENDOR prior to the date that notice of termination is delivered hereunder (or in the case of expiration, the date that this Agreement expires) shall be filled by VENDOR in accordance with the terms hereof.

         7.4 Rights and Obligations upon Termination or Expiration. Upon expiration or earlier termination of this Agreement, LEICA shall have the right to (i) sell all Products ordered or in inventory and (ii) provide ongoing support and service to its end-users. Notwithstanding anything herein to the contrary and without limiting LEICA's other remedies, if this Agreement is terminated within the initial 12-month period, LEICA shall have the right to require VENDOR to repurchase (at the price paid by LEICA) any or all Products ordered by LEICA hereunder, provided (i) LEICA furnishes VENDOR with the relevant open purchase orders (with respect to ordered Products not yet in LEICA inventory), (ii) the Products are in new condition and have not been used, and (iii) the Products are in their original packaging with all manuals and other materials.

         7.5     Survival. Sections 2.2, 2.3, 2.5, 3.8, 3.9, 4.5, 5.2, 7.3,
7.4, 7.5, and 10.13, and Articles 8 and 9 shall survive the termination or expiration of this Agreement.

                                   ARTICLE 8
                                INDEMNIFICATION

         8.1     Infringement Indemnity.

                 8.1.1 If any aspect of any Product becomes the subject of any claim, action, or proceeding by a third party alleging Intellectual Property infringement, VENDOR shall, within 90 days, at VENDOR's option and expense (a) obtain a license permitting LEICA to exercise all rights granted to it under this Agreement or (b) modify the Product to render it noninfringing. In addition, LEICA may, without limiting its remedies, and without any liability to VENDOR whatsoever, and at its sole and absolute discretion, suspend purchases of the Products from VENDOR immediately. Notwithstanding the foregoing, should VENDOR fail to accomplish either one of the foregoing solutions (set forth in clauses (a) and (b) above) within such 90-day period with respect to any such Intellectual Property infringement claim, action, or proceeding, LEICA may terminate this Agreement without limiting its remedies, without any liability whatsoever, and in its sole and absolute discretion. In addition, LEICA shall have the right to require VENDOR to repurchase (at the price paid by LEICA) any or all Products ordered by LEICA hereunder, provided
(i) LEICA furnishes VENDOR with the relevant open purchase orders (with respect to ordered Products not yet in LEICA inventory), (ii) the Products are in new condition and have not been used, and (iii) the Products are in their original packaging with all manuals and other materials.

                 8.1.2 Provided that VENDOR receives prompt written notice of any Intellectual Property infringement claim, action, or proceeding, VENDOR shall indemnify and hold harmless LEICA, its successors, and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, and each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses including, but not limited to (a) any damages, losses, costs, and expenses payable to the third party claiming Intellectual Property infringement, (b) all of LEICA's reasonable attorneys' fees and disbursements, settlement costs (provided that VENDOR has approved of such settlement in advance), judgments, court costs, and expenses incurred by LEICA in any action or proceeding between VENDOR and LEICA and/or between LEICA and any third party or otherwise, (c) reimbursement for the cost of Products that can no longer be sold, and (d) any other losses, costs, expenses, and damages incurred by LEICA arising out of or resulting from any Intellectual Property infringement claim, action, or proceeding between VENDOR and LEICA and/or between LEICA and any third party or otherwise. The failure of LEICA to give prompt notice shall not result in the loss of indemnification unless VENDOR shall have been materially prejudiced thereby.

                 8.1.3 LEICA shall not be entitled to the foregoing Intellectual Property infringement indemnity from VENDOR to the extent that the Intellectual Property infringement claim, action, or proceeding arises or results in whole or in part from changes to the Products made by LEICA or any third party without VENDOR's authorization.

         8.2     VENDOR Product Liability and Other Damage Indemnity.

                 8.2.1 VENDOR shall at all times indemnify and hold harmless LEICA, its successors and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, and each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses, including but not limited to all of LEICA's reasonable attorneys' fees and disbursements court costs and expenses, incurred by LEICA in any action or proceeding between VENDOR and LEICA (if LEICA is the prevailing party) and/or between LEICA and any third party (attorneys' fees and disbursements only if LEICA fails to defend) or otherwise arising out of or resulting from (a) a defect or alleged defect in a Product, including without limitation defects relating to manufacturing, improper testing, or design, or any breach of warranty regarding such Product or any component thereof, (b) misrepresentations made in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of such Product based upon information supplied to LEICA by VENDOR, (c) the contents of any labeling, inserts, instruction manuals, or related documentation prepared by VENDOR or based upon information supplied to LEICA by VENDOR, or (d) Product recalls. VENDOR shall have the right to control the defense and settlement of any third-party claim,
action, or proceeding.   LEICA shall provide VENDOR with, at VENDOR's expense
for all of LEICA's reasonable, documented out-of-pocket costs, reasonable assistance in connection with a third-party action or proceeding of the kind described in this Section 8.2.1.

                 8.2.2 LEICA shall not be entitled to the foregoing indemnity from VENDOR to the extent that the claim, action, or proceeding arises or results in whole or in part from (a) unauthorized representations made by LEICA regarding the Product which are different than or in addition to the representations made by VENDOR to LEICA, or (b) unauthorized changes to the Product made by LEICA.

         8.3     LEICA Product Liability and Other Damage Indemnity.

                 8.3.1 LEICA shall at all times indemnify and hold harmless VENDOR, its successors and permitted assigns and any of its officers, directors, employees, representatives, and/or agents, and each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses, including but not limited to all of VENDOR's reasonable attorneys' fees and disbursements, court costs and expenses, incurred by VENDOR in any action or proceeding between VENDOR and LEICA (if VENDOR is the prevailing party) and/or between VENDOR and any third party (attorneys' fees and disbursements only if LEICA fails to defend) arising out of or resulting from
(a) unauthorized representations made by LEICA regarding a Product which are different than or in addition to the representations made by VENDOR to LEICA or
(b) unauthorized changes to a Product made by LEICA. LEICA shall have the right to control the defense and settlement of a third party claim, action, or proceeding. VENDOR shall provide LEICA with, at LEICA's expense for all of VENDOR's reasonable, documented out-of-pocket costs, reasonable assistance in connection with a third-party action or proceeding of the kind described in this Section 8.3.1.

                 8.3.2 VENDOR shall not be entitled to the foregoing indemnity from LEICA to the extent that the claim, action, or proceeding arises or results solely from (i) a defect or alleged defect in a Product, including without limitation defects relating to manufacturing, improper testing, or design, or any breach of warranty regarding such Product or any component thereof, (ii) misrepresentations made in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of such Product based upon information supplied to LEICA by VENDOR, or (iii) the contents of any labeling, inserts, instruction manuals, or related documentation prepared by VENDOR or based upon information supplied to LEICA by VENDOR.

                                   ARTICLE 9
                                CONFIDENTIALITY

         9.1 Definition. For purposes of this Agreement, the term "Confidential Information" shall mean all documents, clearly marked as "PROPRIETARY" or "CONFIDENTIAL," relating to the respective products and/or business of the parties which (i) is disclosed by one party hereto to the other and (ii) is claimed by the disclosing party to be secret, confidential, and proprietary the disclosing party.

         9.2 Obligation. During the Agreement Term and thereafter, each party (except as is explicitly otherwise required hereby) shall keep confidential, shall not use for the benefit of others, and shall not copy or allow to be copied, in whole or in part, any Confidential Information disclosed to such party by the other.

         9.3 Exclusions. The obligations of confidentiality imposed upon the parties by the foregoing paragraph shall not apply with respect to any alleged Confidential Information that:

                 9.3.1 is known to the recipient thereof prior to receipt thereof from the other party hereto;

                 9.3.2 is disclosed to the recipient by a third party who has the right to make such disclosure;

                 9.3.3 is or becomes a part of the public domain or public knowledge through no breach of this Agreement by the recipient;

                 9.3.4    is independently developed by the recipient; or

                 9.3.5 is required to be disclosed by applicable law or regulation including, without limitation, pursuant to a subpoena or request by a regulatory authority.

                                   ARTICLE 10
                                 MISCELLANEOUS

         10.1 Force Majeure. Each party hereto shall be excused from the performance of its obligations hereunder if such performance is prevented by force majeure, and such excuse shall continue for so long as the condition constituting such force majeure and any consequences resulting from such condition continue. In addition, if the condition constituting the force majeure causes a substantial inability by either party hereto to manufacture, deliver, sell, or otherwise distribute, as the case may be, the Products, the Agreement Term may be suspended for the period of such inability, but such suspension shall not exceed six months. For the purposes of this Agreement, "force majeure" shall mean causes beyond either party's control including, without limitation, acts of God; war, riot or civil commotion; damage to or destruction of production facilities or materials by fire, earthquake, storm or other disaster; strikes or other labor disturbances; epidemic; failure or default of public utilities or common carriers; and other similar acts. Noncompliance with laws or government regulations shall not constitute a force majeure event.

         10.2 Relationship. The relationship created between VENDOR and LEICA by this Agreement shall be that of independent contractors. Neither LEICA nor VENDOR shall be deemed an agent, representative, partner, joint venturer, or employee of the other party. Neither VENDOR nor LEICA shall have the right to enter into any contracts or commitments or to make any representations or warranties, whether express or implied, in the name of or on behalf of the other party, or to bind the other party in any respect whatsoever, unless agreed to in writing or expressly permitted in this Agreement.

         10.3 Assignment; Binding Effect. Neither party to this Agreement may assign all or any part of its rights and obligations under this Agreement, except to an Affiliate, without the prior written consent of the other party. LEICA shall not have the right to subcontract any of its obligations hereunder without VENDOR's prior written consent, not to be unreasonably withheld or delayed. For purposes of this Agreement, any material change in the control and/or ownership of LEICA (except for any such change in control occurring during the first six months after execution of this Agreement) shall be deemed an assignment by LEICA and shall be subject to all of the provisions of this Section. Notwithstanding the foregoing, material changes in the control and/or ownership of VENDOR shall not be deemed an assignment by VENDOR subject to the provisions of this Section. No permitted assignment by any party pursuant to this Section 10.3 shall result in any additional expense to the other party. Any purported assignment in contravention of this Section 10.3 shall, at the option of the nonassigning party, be null and void and of no effect. This Agreement will be binding upon and inure to the benefit of any permitted successors and assigns of the parties.

         10.4 Notices. Any notice or other communication required or permitted to be given to either party under this Agreement (including, without limitation, purchase orders from LEICA to VENDOR hereunder) shall be given in writing addressed to each party at the following address or such other address as may be designated by such party by notice pursuant to this Section and shall be delivered (a) by hand; (b) by registered or certified mail, postage prepaid and return receipt requested; (c) by confirmed facsimile transmission, or (d) by overnight courier guaranteeing delivery by the next Business Day.

         To VENDOR:               AccuMed International, Inc.
                                  920 N. Franklin Street, Suite 402
                                  Chicago, Illinois 60610
                                  Fax: 312-642-3101
                                  Confirmation:  312-642-9200
                                  Attention: Peter P. Gombrich, Chairman & CEO

         with a copy to:          AccuMed International, Inc.
                                  1500 7th Avenue
                                  Sacramento, California 95818
                                  Fax:  916-493-6850
                                  Confirmation:  916-443-6800
                                  Attention:  Joyce L. Wallach, General Counsel

         To LEICA:                Leica Mikroskopie und Systeme GmbH
                                  P.O. Box 2040
                                  D - 35530  Wetzlar
                                  Germany
                                  Fax:  011-49-64-41-29-24-64
                                  Confirmation:  011-49-64-41-29-24-40
                                  Attention:  Dr. Anita Rohm

         with a copy to:
                                  --------------------------------------
                                  --------------------------------------
                                  --------------------------------------
                                  --------------------------------------


Any notice, consent, or other communication given in conformity with this Section shall be deemed effective (i) when received by the addressee if delivered by hand or mail, (ii) upon confirmation of receipt if delivered by facsimile transmission, or (iii) the next Business Day if delivered by overnight courier.

    10.5 Governing Law; Submission to Jurisdiction. This Agreement and any other documents or instruments related hereto and all transactions hereunder shall be deemed to have been made within and under the laws of the State of Illinois, including the Uniform Commercial Code as adopted by the State of Illinois, and for all purposes shall be governed by and construed in accordance with the laws of the State of Illinois without regard to choice of law rules or conflicts of law principles. The parties expressly agree that any controversy, dispute or claim with respect to any provision of this Agreement shall be adjudicated exclusively by a court of competent jurisdiction within Cook County, the State of Illinois, or the Federal District Court sitting therein, and VENDOR and LEICA irrevocably waive any objections either may have and consent to the personal jurisdiction or the designation of a forum or venue of the courts set forth herein including, without limitation, waiver of any motion to change or transfer venue or that the forum is not convenient. As an alternative method to personal service, LEICA hereby appoints the Ambassador to the United States of Germany and/or any consul or vice-consul of Germany as LEICA's agent for the receipt of process hereunder. Notwithstanding the foregoing, either party may, in any jurisdiction, seek to enforce, collect, or take any other action to effectuate a judgment, order, or decree obtained from a court in Cook County, State of Illinois or the Federal District Court sitting therein.

    10.6 Execution of Additional Documents. Each party hereto agrees to execute and deliver such documents as may be necessary or desirable to carry out the provisions of this Agreement.

    10.7 Entire Agreement. This Agreement constitutes the entire agreement between VENDOR and LEICA with respect to the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings, representations, and communications with respect to the subject matter hereof, whether written or oral, between or involving VENDOR and LEICA hereby are canceled and superseded. This Agreement may be amended or modified only in a writing executed by both parties, which states that it is an amendment or modification to this Agreement.

    10.8 Severability. If any provision or part thereof of this Agreement is held to be invalid, void or unenforceable, the remaining provisions or parts of this Agreement shall continue in full force without being impaired or invalidated in any way, to the maximum extent possible consistent with the intent of the parties in entering into this Agreement unless the result thereof would be unreasonable, in which case the parties shall negotiate in good faith to enter into appropriate amendments hereto.

    10.9 Taxes. Each party shall be responsible for payment of its own taxes and tariffs.

    10.10 Counterparts. This Agreement may be executed in duplicate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.

    10.11 No Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver and





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
specifically stating that it waives a provision of this Agreement, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other provisions of this Agreement.

    10.12 Headings. The headings contained herein are for reference only and are not a part of this Agreement and shall not be used in connection with the interpretation of this Agreement.

    10.13 Rights and Remedies Cumulative; Damages. All rights and remedies hereunder are cumulative and may be enforced separately or concurrently and from time to time, unless otherwise specifically stated herein. The enforcement of any particular remedy shall not constitute an election of remedies, and no remedy is exclusive unless specifically stated herein. Each party's sole remedies for the breach by the other party of any obligations contained in this Agreement shall be recovery of direct damages, if any, and/or termination of this Agreement in accordance with Section 7.2. In no event shall either party be liable to the other party under this Agreement for indirect, special, incidental, or consequential damages of any kind, including but not limited to damages for lost profits, lost investments, or lost business opportunities (collectively, "Consequential Damages"). LEICA and VENDOR hereby agree that direct damages shall not include or contain Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, ANY LIABILITY OF VENDOR TO LEICA HEREUNDER SHALL BE LIMITED TO THE TOTAL PRICE PAID BY LEICA FOR THE PRODUCTS WHICH ARE THE SUBJECT OF SUCH LIABILITY PLUS ALL COSTS FOR TRANSPORTATION AND OTHER DIRECT EXPENSES INCURRED BY LEICA WITH RESPECT TO SUCH PRODUCTS.

    10.14 Contract Interpretation. Each party hereto acknowledges that it has had ample opportunity to review and comment on this Agreement. This Agreement shall be read and interpreted according to its plain meaning and an ambiguity shall not be construed against either party. It is expressly agreed by the parties that the judicial rule of construction that a document should be more strictly construed against the draftsperson thereof shall not apply to any provision of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ACCUMED INTERNATIONAL, INC.



By: \s\ PETER P. GOMBRICH
    -----------------------------------------
Name:   Peter P. Gombrich
Title:  Chairman and Chief Executive Officer


LEICA  MIKROSKOPIE und SYSTEME GmbH



By: \s\ HORST KIRSTEIN
    -----------------------------------------
Name:   Horst Kirstein
Title:  General Manager



By: \s\ ARMIN HOPF*
    -----------------------------------------
Name:   Armin Hopf
Title:  Finance and controlling LMG Group

* On behalf of Armin Hopf by /s/ Dr. Jorg Reinschmidt
                             ------------------------



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